13G

CUSIP No. 45672H104	Page 9 of 9 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

It is understood and agreed that a copy of this Joint Filing Agreement (this “Agreement”) shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the joint filing with the other reporting persons of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Infoblox Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other parties unless such party knows or has reason to believe that such information is inaccurate.

The undersigned hereby agree that this Agreement be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 2013.

DUCHOSSOIS TECHNOLOGY PARTNERS, L.L.C.

By:	/s/ Craig J. Duchossois
Name:	Craig J. Duchossois
Title:	Managing Member

/s/ Craig J. Duchossois
Craig J. Duchossois